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                                   EXHIBIT 21

                 SUBSIDIARIES OF FOOD 4 LESS SUPERMARKETS, INC.



                  Alpha Beta Company, a California corporation
           Bay Area Warehouse Stores, Inc., a California corporation
                  Bell Markets, Inc., a California corporation
                        Cala Co., a Delaware corporation
                   Cala Foods, Inc., a California corporation
                      Falley's, Inc., a Kansas corporation
                 Food 4 Less GM, Inc., a California corporation
            Food 4 Less of Califoria, Inc., a California corporation
           Food 4 Less Merchandising, Inc., a California corporation
        Food 4 Less of Southern California, Inc., a Delaware corporation